Seller

[Notarization Required]

Sale and Purchase Agreement

regarding

all shares in

Matria Holding GmbH

Warburgstrasse 50
20354 Hamburg
Tel: +49(0)40-41 40 30
Fax: +49(0)40-41 40 31 30
www.lw.com

Sale and Purchase Agreement

by and among

Matria Healthcare, Inc.,

with business address at

1850 Parkway Place,

Marietta, Georgia,

USA

(hereinafter referred to as “Seller 1”),

Diabetes Acquisition, Inc.,

with business address at

1850 Parkway Place,

Marietta, Georgia,

USA

(hereinafter referred to as “Seller 2”),

(Seller 1 and Seller 2 hereinafter collectively referred to as the “Sellers”

and each as a “Seller”),

OPG Holding GmbH

with business address at:
Werdenerstrasse 10
40227 Düsseldorf
Germany

(hereinafter referred to as the “Purchaser”),

and
OPG Groep N.V.
with business address at:
Europalaan 2,
3526 KS Utrecht
The Netherlands

(hereinafter referred to as the “Parent“)

(the Sellers and the Purchaser hereinafter collectively referred to as the "Parties" and each as a "Party").

Index of Definitions

“2005 Financial Statements”	shall have the meaning ascribed to it in Section 6.4.1.
“Accounting Firm”	shall have the meaning ascribed to it in Section 4.5.1.
“Adjustment Amount”	shall have the meaning ascribed to it in Section 4.6.
“Affiliate(s)”	shall mean any affiliated company (verbundenes Unternehmen) as defined in Sections 15 et seq. AktG.
“Agreed Tax Rates”

shall mean the Tax rates and Tax laws applicable for the periods for which a Tax is claimed (or, if at such time amended Tax rates and/or amended Tax laws have already been enacted for future Tax periods, on the basis of such amended Tax rates and/or amended Tax laws).

“Agreement”	shall mean this Sale and Purchase Agreement together with its Exhibits.
“AktG”	shall mean the German Stock Corporation Act (Aktiengesetz).
“AO”	shall mean the German Tax Code (Abgabenordnung).
“BGB”	shall mean the German Civil Code (Bürgerliches Gesetzbuch).
“BGH Judgments”	shall have the meaning ascribed to it in Section 8.4.2.
“Books and Records”	shall mean all accounting, financial, tax and other books and records, also if in electronic form, including, but not limited to, internal and external correspondence of the Group.
“Breach”	shall have the meaning ascribed to it in Section 8.1.1.
“Business”	shall mean the business of DIA REAL and eu-medical as conducted on the Signing Date.
“Business Day”	shall mean any day on which banks in Frankfurt am Main, Germany, are open for business.
“Cash”	shall mean cash and cash equivalents (Section 266 para. 2 B. IV. HGB).
“Cash Pool”	shall have the meaning ascribed to in Section 1.4.2.
“CISG”	shall mean the United Nations Convention on Contracts for the International Sale of Goods.
“Claim Addressee”	shall have the meaning ascribed to it in Section 8.7.3.
“Closing”	shall have the meaning ascribed to it in Section 5.1.
“Closing Date”	shall have the meaning ascribed to it in Section 5.4.
“Closing Conditions”	shall have the meaning ascribed to it in Section 5.1.
“Commitment(s)”	shall have the meaning ascribed to it in Section 10.1.
“Committed Seller”	shall have the meaning ascribed to it in Section 10.1.
“Company”	shall have the meaning ascribed to it in the Recitals.
“Confidentiality Agreement”	shall mean the confidentiality agreement entered into between Seller 1 on the one hand and the Parent on the other hand dated as of 1 August 2006.
“Defense”	shall have the meaning ascribed to it in Section 8.7.3.
“DIA REAL”	shall mean DIA REAL GmbH.
“Employee Benefit Plan”

shall mean any plan or collective grant (Gesamtzusage) created, given or maintained by, or applicable to, any of the Group Companies providing benefits in addition to salaries or wages for specific groups of employees.

“eu-medical”	shall mean eu-medical GmbH.
“Final Equity”

shall mean equity (Eigenkapital) as shown in the Signing Date Financial Statements (Section 266 para. 3 A. HGB), including, for the avoidance of doubt, any difference resulting from consolidation of investments (Unterschiedsbetrag aus der Kapitalkonsolidierung), but less an amount equal to the good-will (Gesch’fts- oder Firmenwert) as shown in the signing date financial statements.

“Final Working Capital”

shall mean the net of Cash, accounts receivable, inventories, prepaid expenses, other current assets, accounts payable and accrued expenses, excluding accounts receivable vis-à-vis the Sellers and Sellers’ Affiliates or financial obligations vis-à-vis the Sellers and Sellers’ Affiliates and financial obligations vis-à-vis financial institutions, in each case as shown in the Signing Date Financial Statements.

“Governmental Authority”	shall mean any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board,

bureau, agency or instrumentality, court, tribu-nal, arbitrator or arbitral body having jurisdiction over the respective Group Company or its business.
“Group”	shall have the meaning ascribed to it in Section 1.3.2.
“Group Company(ies)”	shall have the meaning ascribed to it in Section 1.3.2.
“Group Depot System”	shall have the meaning ascribed to it in Section 8.4.2.
“Guarantee Statement(s)”	shall have the meaning ascribed to it in Section 6.1.
“HGB”	shall mean the German Commercial Code (Handelsgesetzbuch).
“Initial Purchase Price”	shall have the meaning ascribed to it in Section 3.1
“Indemnification Tax Benefit”	shall have the meaning ascribed to it in Section 8.1.3.
“IP Right(s)”	shall have the meaning ascribed to it in Section 6.6.1.
“Liens”	shall have the meaning ascribed to it in Section 6.5.2.
“Losses”	shall have the meaning ascribed to it in Section 8.1.2.
“Material Agreements”	shall have the meaning ascribed to it in Section 6.14.1.
“Merger Control Clearance”	shall have the meaning ascribed to it in Section 5.1.1.
“Parent”	shall mean OPG Groep N.V.
“Party(ies)”	shall mean the Sellers and the Purchaser.

“Pledges“	shall have the meaning ascribed to it in Section 1.2.1.
“Pledgees“	shall mean the beneficiaries of the Pledges.
“Purchaser”	shall mean OPG Holding GmbH.
“Relevant Period”	shall have the meaning ascribed to it in Section 6.9.1.
“Seller(s)”	shall mean Seller 1 and Seller 2.
“Seller 1”	shall mean Matria Healthcare, Inc.
“Seller 2”	shall mean Diabetes Acquisition, Inc.
“Seller 1 Share”	shall have the meaning ascribed to it in Section 1.2.1.
“Seller 2 Share”	shall have the meaning ascribed to it in Section 1.2.1.
“Sellers' Account”	shall have the meaning ascribed to it in Section 3.3.1
“Sellers’ Knowledge”	shall have the meaning ascribed to it in Section 6.16.
“Shares”	shall have the meaning ascribed to it in Section 1.2.2.
“Signing Date”	shall mean the date of this Agreement.
“Signing Date Certificate”	shall have the meaning ascribed to it in Section 4.2.1.
“Signing Date Financial Statements”	shall have the meaning ascribed to it in Section 4.2.1.
“Tax Benefit”	shall have the meaning ascribed to it in Section 10.2.1.
“Target Equity”	shall have the meaning ascribed to it in Section 4.1.

“Target Working Capital”	shall have the meaning ascribed to it in Section 4.1.
“Tax(es)”	shall have the meaning ascribed to it in Section 6.9.5.2.
“Tax Audit”	shall have the meaning ascribed to it in Section 6.9.5.3.
“Tax Returns”	shall have the meaning ascribed to it in Section 6.9.5.1.
“Third Party Claim”	shall have the meaning ascribed to it in Section 8.7.3.
“Threshold”	shall have the meaning ascribed to it in Section 8.5.1.

Index of Exhibits

Exhibit 3.3.1	Particulars of Sellers´ Account.
Exhibit 6.2.6	Articles of association of Group Companies.
Exhibit 6.2.7	Commercial register excerpts of Group Companies.
Exhibit 5.5.2	Draft of commercial register filing relating to removal of Roberta McCaw as managing director of the Company.
Exhibit 5.5.5	Draft release of Pledges.
Exhibit 6.3.4	Business Forecasts.
Exhibit 6.4.1	2005 Financial Statements.
Exhibit 6.4.1. (iii)	Disclosure schedule relating to Financial Statements.
Exhibit 6.5.2	Disclosure schedule relating to Liens.
Exhibit 6.6.1	List of IP Rights.
Exhibit 6.6.2	Disclosure schedule relating to IP Rights registration fees and third-party licenses.
Exhibit 6.6.3	Disclosure schedule relating to encumbrances of IP Rights.
Exhibit 6.6.4	Disclosure schedule relating to challenges to IP Rights.
Exhibit 6.7.1	Disclosure schedule relating to litigation.
Exhibit 6.7.2	Disclosure schedule with respect to depot litigation.
Exhibit 6.8.1	List of managing directors and key employees.

Exhibit 6.8.2	Disclosure schedule relating to pensions.
Exhibit 6.8.4	Disclosure schedule relating to shop agreements.
Exhibit 6.9	Disclosure schedules relating to Taxes.
Exhibit 6.10.1	Disclosure schedule relating to compliance.
Exhibit 6.10.1.1	Disclosure schedule relating to qualification as health care provider.
Exhibit 6.11.4	Disclosure schedule relating to competition restrictions.
Exhibit 6.12	Disclosure schedule relating to conduct of business after 31 December 2005.
Exhibit 6.14.1	Disclosure schedule relating to Material Agreements.
Exhibit 6.14.2 (i)	Disclosure schedule relating to terminated Material Agreements.
Exhibit 6.14.2 (ii)	Disclosure schedule relating to Material Agreements with change-of-control provisions.
Exhibit 6.15	Disclosure schedule relating to insurance policies.
Exhibit 10.1	Disclosure schedule relating to Commitments.

Recitals

WHEREAS, Seller 1 and Seller 2 are the sole shareholders in Matria Holding GmbH (hereinafter referred to as the “Company”);

WHEREAS, the Sellers wish to dispose of all of their shares in the Company, and the Purchaser wishes to acquire such shares;

WHEREAS, it is the purpose of this Agreement to set forth the terms and conditions upon which the Sellers sell and transfer all of their respective shares in the Company to the Purchaser.

NOW, THEREFORE, the Parties agree as follows:

1.	Corporate Status

1.1	Particulars of the Company

The Company is a company with limited liability (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Dresden under HRB 17367.

1.2	Registered Share Capital

1.2.1
The registered share capital (Stammkapital) of the Company amounts to DEM 50,000.00. The share capital consists of one share with a nominal amount of DEM 17,500.00 which is held by Seller 1 (hereinafter referred to as the “Seller 1 Share”) and one share with a nominal amount of DEM 32,500.00 which is held by Seller 2 (hereinafter referred to as the “Seller 2 Share”). The Seller 2 Share is pledged under a first ranking share pledge agreement and a second ranking share pledge agreement dated 19 April 2006 (the “Pledges”).

1.2.2	For the purposes of this Agreement, the Seller 1 Share and the Seller 2 Share shall collectively be referred to as the “Shares”.

1.3	Subsidiaries

1.3.1	The Company is the sole shareholder of:

1.3.1.1 DIA REAL, a company with limited liability (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Dresden under HRB 19937. The registered share capital (Stammkapital) of DIA REAL amounts to DEM 100,000.00 and consists of two shares with a nominal amount of DEM 50,000.00 each;

1.3.1.2 eu-medical, a company with limited liability (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Germany and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Dresden under HRB 17601. The registered share capital (Stammkapital) of eu-medical amounts to DEM 50,000.00 and consists of one share with a nominal amount of DEM 50,000.00.

1.3.2	For the purposes of this Agreement, the Company, DIA REAL and eu-medical shall collectively be referred to as the “Group” or the “Group Companies” and each as a “Group Company”.

1.4	Domination and Profit and Loss Transfer Agreement; Cash Pool

1.4.1
The Company on the one hand and DIA REAL and eu-medical on the other hand have entered into a domination and profit and loss transfer agreement (Beherrschungs- und Ergebnisabführungsvertrag) dated 16 September 2002.

1.4.2
The Group Companies are members of a cash pooling system pursuant to the automated cash management system agreement of 20 June 2000 between Commerzbank AG on the one hand and the Group Companies on the other hand (the “Cash Pool”).

2.	Sale and Purchase of the Shares; Assignment; Economic Effect

2.1	Sale and Purchase of the Shares

2.1.1	Seller 1 hereby agrees to sell, and the Purchaser hereby agrees to purchase, the Seller 1 Share upon the terms and conditions of this Agreement.

2.1.2	Seller 2 hereby agrees to sell, and the Purchaser hereby agrees to purchase, the Seller 2 Share upon the terms and conditions of this Agreement.

2.2	Assignment

2.2.1
Seller 1 hereby transfers the Seller 1 Share to the Purchaser subject to the condition precedent (aufschiebende Bedingung) of the payment of the Initial Purchase Price in full. The Purchaser hereby accepts such transfer.

2.2.2
Seller 2 hereby transfers the Seller 2 Share to the Purchaser subject to the condition precedent (aufschiebende Bedingung) of the payment of the Initial Purchase Price in full. The Purchaser hereby accepts such transfer.

2.3	Economic Effect

The Shares are sold to the Purchaser with effect as of the Signing Date with all rights and obligations pertaining thereto, including, but not limited to, the right to receive all profits for the current fiscal year as well as all profits for previous years not distributed to the Sellers.

3.	Initial Purchase Price; Particulars of Payment

3.1	Initial Purchase Price

The initial purchase price to be paid by the Purchaser to the Sellers for the Shares shall be EUR 26,000,000.
         (hereinafter referred to as the “Initial Purchase Price”).

3.2	Payments on the Closing Date

On the Closing Date, the Purchaser shall pay to the Sellers the Initial Purchase Price.

3.3	Particulars of Payment; Default; Set-off and Retention Rights

3.3.1
Any payments to be made under this Section 3 shall be made in EUR (Euros), without deduction of any costs and charges, by irrevocable wire transfer of immediately available funds to the bank account or accounts designated by the Sellers and set forth in Exhibit 3.3.1 hereof (hereinafter referred to as the “Sellers´ Account”).

3.3.2
Any failure by the Purchaser to make any payment pursuant to this Section 3 when due shall result in the Purchaser’s immediate default (Verzug), without any reminder (Mahnung) by the Sellers being required.

3.3.3	The Purchaser shall not be entitled to exercise any right of set-off (Aufrechnung) or retention right (Zurückbehaltungsrecht) with respect to its payment obligations pursuant to this Section 3.

4.	Purchase Price Adjustment

4.1	Target Working Capital and Target Equity

The Parties assume that as of the Signing Date (i) the Final Working Capital will not be less than an amount of EUR 12,974,000.00 (such amount hereinafter referred to as the “Target Working Capital”) and (ii) the Final Equity will not be less than an amount of EUR 14,009,000.00 (such amount hereinafter referred to as the “Target Equity”).

4.2	Preparation of Signing Date Financial Statements

4.2.1
As promptly as practicable, if reasonably possible within 45 days after the Closing Date, the Sellers shall prepare, or cause to be prepared, with the assistance of the Group and deliver to the Purchaser (i) an unaudited consolidated balance sheet and consolidated profit and loss accounts of the Group, each as of the Signing Date (the "Signing Date Financial Statements") and (ii) a certificate (the "Signing Date Certificate") based on the Signing Date Financial Statements setting forth the calculation of the Final Working Capital and the Final Equity.

4.2.2
The Purchaser will fully cooperate and assist, and shall cause the relevant entities of the Group to fully cooperate and assist, the Sellers in the preparation of the Signing Date Financial Statements and the Signing Date Certificate. Such cooperation and assistance shall include, without limitation, making available all relevant books and records of the Group and any other relevant information relating to the Group, providing access to the Group's premises, and allowing interviews with the Group's directors, officers and employees.

4.3	Accounting Principles

The Signing Date Financial Statements shall be prepared in accordance with German GAAP and in accordance with the accounting policies of the Group, on a basis consistent with the methods used in the preparation of the 2005 Financial Statements (provided that in the event of a conflict between German GAAP and consistency, consistency shall prevail) and using the following specific methodology and principles:

4.3.1
The Signing Date Financial Statements shall be prepared on a going-concern basis, disregarding (i) the transactions contemplated by this Agreement or any effects resulting therefrom, (ii) any costs related to the integration of the Group into the Purchaser's group and (iii) any actions or intentions of the Purchaser.

4.3.2	Subsequent events (wertaufhellende Tatsachen) shall only be taken into account if they became known prior to the preparation of the Signing Date Financial Statements in accordance with Section 4.2.

4.3.3
Extraordinary write offs, value adjustments or provisions other than or in excess of those contained in the 2005 Financial Statements shall be made only if and to the extent they were caused by events after the establishment (Aufstellung) of the 2005 Financial Statements.

4.3.4	No physical stock taking of the inventory (Inventur) shall be performed except if and to the extent as was required by KPMG in their audit of the 2005 Financial Statements.

4.4	Review of Signing Date Financial Statements and Signing Date Certificate

If the Purchaser believes that the Signing Date Financial Statements and/or the Signing Date Certificate are not correct, the Purchaser may, within 21 days after delivery of the Signing Date Financial Statements and the Signing Date Certificate, deliver a notice to the Sellers disagreeing with the calculations and setting forth the Purchaser's calculations of the relevant items or amounts based upon the definitions, policies and principles set forth in this Agreement, provided, however, that the only bases for disagreement shall be (i) non-compliance with the standards set forth in Section 4.3 for the preparation of the Signing Date Financial Statements and (ii) computational errors. Any such notice of disagreement shall specify, in reasonable detail, those items or amounts as to which the Purchaser disagrees and the Purchaser shall be deemed to have agreed to all other positions set forth in the Signing Date Financial Statements and the Signing Date Certificate. The Purchaser and its auditors shall receive upon the Purchaser´s reasonable request all information regarding the preparation of the Signing Date Financial Statements and access to all relevant documents necessary for reviewing the 2005 Financial Statements, the Signing Date Financial Statements, the Final Working Capital and the Final Equity if and to the extent reasonably available to the Sellers.

4.5	Dispute Resolution

4.5.1
If the Purchaser has duly delivered a notice of disagreement in accordance with Section 4.4, the Purchaser and the Sellers shall, during the 30-day-period following such delivery (or any other period of time mutually agreed upon be-

                    tween the Sellers and the Purchaser), use reasonable efforts to reach an agreement on the disputed items or amounts. If and to the extent that, during such period, the Sellers and the Purchaser are unable to reach such agreement, either Party may refer the remaining differences to an internationally recognized firm of independent public accountants (the "Accounting Firm"). If the Parties cannot mutually agree upon the Accounting Firm within two weeks after either Party has requested its appointment, the Accounting Firm shall be appointed, upon request of either Party, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer e.V.) in Düsseldorf (Germany). Any remaining differences with respect to the Signing Date Financial Statements and the Signing Date Certificate shall be referred to the Accounting Firm.

4.5.2
The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall, based on the standards set forth in this Agreement decide whether and to what extent the Signing Date Certificate requires adjustment. The Accounting Firm, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the Parties.

4.5.3
The Purchaser and the Sellers shall cooperate with and assist, and shall cause their respective accountants and the Group to cooperate with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Group and any other information relating to the Group.

4.5.4
The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm's decision on each disputed item) to them no later than one month (or within any other period of time mutually agreed) after the remaining differences have been referred to it. The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in Section 319 para. (1) of the German Civil Code (BGB)) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be shared between the Sellers and the Purchaser in proportion to their respective success and defeat as determined by the Accounting Firm.

4.6	Adjustment Amount

The Initial Purchase Price shall be adjusted by the aggregate amount (the “Adjustment Amount”) of:

(i) Target Working Capital minus Final Working Capital

plus

(ii)  Target Equity minus Final Equity.

A difference between the Target Working Capital and the Final Working Capital shall, to the extent it leads at the same time to a difference between the Target Equity and the Final Equity, only be taken into account once. The Adjustment Amount, if any, shall be paid within 15 Business Days after the date on which the determination of the Final Working Capital and the Final Equity has become binding on the Parties as follows: should the Adjustment Amount be negative, it shall be paid by the Purchaser to the Sellers’ Account; if the Adjustment Amount is positive, it shall be paid by the Sellers to an account to be named by the Purchaser.

4.7
The Sellers may only act jointly with regard to the procedures set forth in this Section 4 and any communication of the Sellers shall only be binding and effective if it is made jointly by both Sellers.

5.	Closing; Closing Conditions

5.1	Conditions to Closing

The Sellers and the Purchaser shall only be obliged to consummate the transactions contemplated by this Agreement, as set forth in Section 5.5 below (hereinafter referred to as the “Closing”), subject to the following conditions precedent (aufschiebende Bedingungen) (hereinafter referred to as the “Closing Conditions”):

5.1.1  The Closing shall be permissible pursuant to German merger control clearance requirements (hereinafter referred to as “Merger Control Clearance”).

5.1.2  No enforceable judgment, injunction, order or decree by any court or governmental authority shall prohibit the consummation of the Closing.

5.1.3  The Pledgees have issued an irrevocable release of the Pledges subject to the Closing having occurred.

5.2	Merger Control Proceedings

5.2.1 The Purchaser (and the Sellers, to the extent this is required of the Sellers under applicable mandatory law) shall ensure that any filings necessary to obtain Merger Control
         Clearance and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made without undue delay (unverzüglich), but in no event later than five Business Days, after the Signing Date, provided that all information required from the Sellers and the Group for the filing has been received by the
         Purchaser. Any filings made by the Purchaser shall require the prior written consent of the Sellers, which consent will not unreasonably be withheld.

5.2.1
In order to obtain Merger Control Clearance, the Sellers and the Purchaser shall (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority without undue delay (unverzüglich) any additional information requested pursuant to applicable laws and take all other procedural actions required to obtain Merger Control Clearance or to cause any applicable waiting periods to commence and expire, (iii) provide without undue delay (unverzüglich) copies of any written communication sent or received (or written summaries of any non-written communication) in connection with Merger Control Clearance, and (iv) give each other and their respective advisors and counsel the opportunity to participate in all meetings and conferences with any competent authority, subject, in all cases, to appropriate measures being taken to safeguard (including, but not limited to, from the other Parties) the confidentiality of privileged or commercially sensitive information.

5.2.2
The Purchaser shall, at the Sellers’ request, offer, consent to, or comply with, any demands or conditions (Auflagen oder Bedingungen) made by any competent merger control authority as a condition to Merger Control Clearance.

5.3	Cut-off Date

Both the Sellers (acting jointly) and the Purchaser shall have the right to rescind (zurücktreten) this Agreement by written notice by the rescinding Party to the other Parties with a copy to the acting notary public if the Closing Conditions have not been satisfied by 31 December 2006 at the latest in which event neither Party shall have any liability (other than for breach of this Agreement prior to such termination) except for willful breach of this Agreement, provided, however, that the Confidentiality Agreement shall remain in full force and effect as if this Agreement had not been entered into.

5.4	Time of Closing

The Closing shall occur on the “Closing Date” which shall be (a) the third Business Day following the day on which the last of the Closing Conditions is met, or (b) such other date as the Parties may agree in writing.

5.5	Actions at Closing

    On the Closing Date, the Parties shall take the following actions simultaneously (Zug um Zug):

5.5.1	The Purchaser shall pay the Initial Purchase Price in accordance with Section 3 above.

5.5.2
The Sellers shall deliver to the Purchaser instruct the acting notary to file the application to the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) in Dresden a shareholders’ resolution regarding the formal discharge (Entlastung) and removal of Ms. Roberta McCaw as of the Signing Date as managing director (Geschäftsführerin) of the Company, a draft of which is attached hereto as Exhibit 5.5.2.

5.5.3	Upon receipt of the Initial Purchase Price, the Sellers shall notify the Purchaser of such receipt by telefax.

5.5.4	The Purchaser shall deliver evidence satisfactory to the Sellers that all Sellers´ Commitments have been replaced in accordance with Section 10.1 below.

5.5.5	The Sellers shall deliver to the Purchaser the release of the Pledges as set out in Section 5.1.3, a draft of which is attached hereto as Exhibit 5.5.5.

6.	Sellers’ Guarantees

6.1	Statements, Guarantees, Scope and Content of Guarantees

   The Sellers hereby guarantee to the Purchaser by way of independent undertakings of guarantee in terms of Section 311 (1) BGB (selbst’ndige Garantieversprechen) that the statements set forth hereinafter in Section 6 (hereinafter collectively referred to as the “Guarantee Statements” and each as a “Guarantee Statement”) are true as of the Signing Date;
   provided, however, that

6.1.1	Guarantee Statements which are made as of a specific date shall be true with respect to such date only;

6.1.2
the scope and content of each Guarantee Statement as well as the Sellers’ liability arising thereunder shall be exclusively defined by, and be subject to, the provisions of this Agreement and, in particular, without limiting the generality of the foregoing, the limitations on the Purchaser’s rights and remedies set forth in Section 7 below; and

6.1.3.	the Guarantee Statements in sections 6.2.1., 6.2.2., 6.3.1., 6.3.2. and 6.3.3. are true as of the Signing Date and as of the Closing Date.

6.2	Authorization of the Sellers and Organization of the Group

6.2.1
The Sellers have the corporate power and authority to enter into and perform this Agreement and have obtained all corporate authorizations to empower them to enter into this Agreement. Assuming Merger Control Clearance is obtained, the execution and delivery of, and the performance by the Sellers of their obligations under, this Agreement will not result in a breach of any provision of the articles of association of the Sellers or any applicable laws and regulations, or result in a breach of any order, judgment or decree of any Governmental Authority or regulatory authority by which the Sellers are bound.

6.2.2	The statements made in Section 1 hereof are true.

6.2.3
Each of the Group Companies is duly incorporated and validly existing. None of the Group Companies has any subsidiaries other than a Group Company. Except for the branches registered in the commercial register of DIA REAL in Neumünster and Demen, the latter of which is currently inactive, none of the Group Companies has any branch (Zweigniederlassung). None of the Group Companies is, or has agreed to become, a member of any registered limited or general partnership or unincorporated association (BGB-Gesellschaft) or joint venture. No resolution has been passed for the winding-up of any of the Group Companies and, to the Sellers´ Knowledge, there exist no circumstances which may result therein.

6.2.4	None of the Group Companies is a party to any agreement that would permit a third party (other than a Group Company) to control it or to oblige it to transfer its profits to any such third party.

6.2.5
No bankruptcy or insolvency proceedings have been instituted against any of the Group Companies nor do there, to the Sellers’ Knowledge, exist any circumstances giving rise to insolvency or bankruptcy proceedings against any of the Group Companies.

6.2.6	Exhibit 6.2.6 contains true and complete copies of the current articles of association of each of the Group Companies.

6.2.7	Exhibit 6.2.7 contains current commercial register extracts of each of the Group Companies.

6.3	Particulars of the Shares and Business Forecasts

6.3.1
Subject to the Pledges, the Sellers are the sole and unrestricted owners of the Shares, the Shares are free and clear of any liens, encumbrances or other rights of third parties, and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Shares and the Shares constitute the entire issued share capital in the Company.

6.3.2
The Shares are fully paid in and the share capital has not been repaid; all statutory provisions with regard to the payment and repayment of share capital (Kapitalaufbringung und Kapitalerhaltung) have been complied with.

6.3.3
Sections 6.3.1 and 6.3.2 apply to the shares in DIA REAL and eu-medical accordingly, however with the exception (i) that the Pledges only encumber the Seller 2 Share and (ii) of payments made under the Cash Pool.

6.3.4
The copies of the documents attached as Exhibit 6.3.4, are a true representation of the forecast provided by the management of the Group Companies to the Sellers and, to the Sellers´ Knowledge, constitute the most current versions of such documents.

6.4	2005 Financial Statements

6.4.1
The consolidated financial statements (Konzernabschluss) for the Company as well as the individual financial statements (Einzelabschlüsse) for DIA REAL and eu-medical, each as of 31 December 2005 (hereinafter jointly referred to as the “2005 Financial Statements”), which are attached as Exhibit 6.4.1 hereof, (i) have been prepared in accordance with generally accepted accounting principles in Germany as of 31 December 2005 and in accordance with past practice (unless otherwise disclosed in the notes to the 2005 Financial Statements) (ii) with regard to the individual financial statements of DIA REAL and the consolidated financial statements of the Company have been audited by KPMG who have rendered an unqualified audit certificate (uneingeschränkter Bestätigungsvermerk), and (iii), except as disclosed in Exhibit 6.4.1 (iii) hereof presented a true and fair view of the asset, financial and profit position (vermitteln unter Beachtung der Grundsätze ordnungsmäßiger Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the respective Group Company as of 31 December 2005 on the date when the 2005 Financial Statements were established (aufgestellt).

6.4.2	The 2005 Financial Statements are not materially distorted by items of an unusual or non-recurring nature or affected by the results of transactions with the Sellers or Sellers' Affiliates.

6.4.3
To the Sellers´ Knowledge, (i) all books, ledgers and other financial records of each of the Group Companies have in all material respects been maintained in accordance with applicable laws and the standard practice, and (ii) the accounting records of the Group Companies are in all material respects up to date and have been maintained in all material respects in accordance with the relevant law and generally accepted applicable standards, principles and practices.

6.5	Title to Assets; Encumbrances

6.5.1
The Group Companies have good and valid title to, or, in the case of leased or licensed assets or property, valid leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible) reflected in the 2005 Financial Statements, except (i) as for property and assets disposed of since 31 December 2005 in the ordinary course of business; or (ii) reservations of title by suppliers, mechanics, workmen, carriers and the like in the ordinary course of business. To the Sellers´ Knowledge, the Group Companies have all assets available which are required for the conduct of their respective business as presently being conducted.

6.5.2
The fixed and current assets owned by any of the Group Companies are free and clear of any liens, pledges, retention rights, reservations of title, easements or other encumbrances in favor of a third party other than a Group Company (hereinafter collectively referred to as “Liens”), except for (i) the Liens disclosed in Exhibit 6.5.2 hereof, (ii) Liens in favor of banks and other financial institutions over cash or other assets deposited with such banks and other financial institutions, (iii) Liens created by operation of applicable law, including, but not limited to, Liens in favor of tax authorities and other governmental bodies, (iv) Liens, whether created by operation of applicable law or by contractual agreement, of suppliers, mechanics, workmen, carriers and the like.

6.6	Intellectual Property Rights

6.6.1
Exhibit 6.6.1 hereof contains a list of all registered intellectual property rights (except, for the avoidance of doubt, off-the-shelf software licenses) of the Group, including, but not limited to, patents, service marks, trade names, marks and domain names owned and used by, or registered for or licensed to any of the Group Companies (hereinafter collectively referred to as the “IP Rights” and each as an “IP Right”), specifying, with respect to each IP Right, (i) the nature of such IP Right, (ii) the owner of such IP Right, and (iii) the jurisdiction in which such IP Right has been registered, or in which an application for such registration has been filed, and the registration or application numbers, respectively (if applicable) thereof.

6.6.2
Except as disclosed in Exhibit 6.6.2 hereof, (i) to the extent necessary to validly maintain the IP Rights, all registration or administration fees have been duly paid and (ii) none of the Group Companies has granted a license with respect to any IP Right to any third party (other than a Group Company).

6.6.3	Except as disclosed in Exhibit 6.6.3 hereof, none of the IP Rights are encumbered with any Liens.

6.6.4
Except as disclosed in Exhibit 6.6.4 hereof, none of the IP Rights are subject to any pending (rechtshängig) litigation to which a Group Company is a party or to any judgment, injunction, order or decree issued against any of the Group Companies and, to the Sellers’ Knowledge, no third party has challenged any IP Rights.

6.6.5
To the Sellers´ Knowledge, the information technology systems owned and/or used by the Group Companies, including without limitation any software, hardware, firmware, and client/server networks are owned by the Group Companies or are available to them for unrestricted use.

6.7	Litigation

6.7.1
Except as disclosed in Exhibit 6.7.1 hereof, no lawsuits or other legal proceedings to which any of the Group Companies is a party are pending (rechts-hängig) before any Governmental Authority involving an amount in excess of EUR 10,000 (excluding costs and fees) and, to the Sellers’ Knowledge, no such lawsuits or legal proceedings have been threatened in writing against any of the Group Companies.

6.7.2
To the Sellers´ Knowledge, except as disclosed in Exhibit 6.7.2, none of the physicians with whom DIA REAL maintains a physician´s depot used to distribute products of DIA REAL (Ärztedepots) is party to any pending (rechts-hängig) legal proceedings before any civil court (Zivilgericht), administrative court (Verwaltungsgericht), social court (Sozialgericht), ethical court (Standesgericht) or the German Federal Cartel Office (Bundeskartellamt) challenging the legality of such depots.

6.8	Labor and Employment Matters

6.8.1
Exhibit 6.8.1 hereof contains a true and complete list of all managing directors (Geschäftsführer) as well as all employees and free-lancers (freie Mitarbeiter) of any of the Group Companies, correctly showing all details of compensation, including the aggregate annual compensation of these persons (including, but not limited to, performance-related payments, bonuses and any benefits and any entitlements to contractual termination payments in case of a termination of the employment relationship). To the Sellers’ Knowledge none of such employees has given written notice of termination of his or her employment. In 2006 there were no increases of the salaries (including, but not limited to, performance-related payments, bonuses and any benefits) except as in the ordinary course of business.

6.8.2
Except as disclosed in Exhibit 6.8.2 hereof or as required under mandatory provisions of applicable law, none of the Group Companies have made any (i) individual pension commitments or (ii) any benefit commitments under any Employee Benefit Plan to any of its current or former employees.

6.8.3
To the Sellers´ Knowledge, the Group Companies have in the three years prior to the Signing Date in all material respects complied with the labor laws (including, without limitation, health and safety as well as social security regulations) and implementing regulations applicable to them from time to time.

6.8.4	Exhibit 6.8.4 includes all shop agreements (Betriebsvereinbarungen) of the Group unless such agreements repeat only mandatory statutory law.

6.9	Taxes

Except as disclosed in Exhibit 6.9 hereof:

6.9.1
all Tax Returns required to be filed by or on behalf of any of the Group Companies with respect to any assessment period (Veranlagungs- oder Erhebungszeitraum) ending on or before the Signing Date, including the current calendar year until the Signing Date (hereinafter referred to as “Relevant Period”), or required to be filed on or before the Signing Date, have been filed when due, or extensions have been obtained; to the Sellers´ Knowledge, all statements in such Tax Returns, including, but not limited to, the respective tax balance sheets, were true and complete;

6.9.2	all Taxes with respect to any of the Group Companies, whether assessed or not, either (i) have been fully paid if and when due, or (ii) have been provided for in the 2005 Financial Statements or the Signing Date Financial Statements by liabilities or provisions for Taxes (Steuerverbindlichkeiten oder Steuerrückstellungen) or as part of other provisions (sonstige Rückstellungen);

6.9.3
none of the Group Companies is involved in any extraordinary Tax Audit or investigation (other than regular Tax Audits in the normal course of business) relating to any Relevant Period and, to the Sellers´ Knowledge, there are no outstanding administrative or court proceedings (behördliche oder gerichtliche Verfahren) pending (rechtshängig) between the Group Companies and any Governmental Authority in respect of any material Tax matter; and

6.9.4
to the Sellers´ Knowledge, the Group Companies have complied with their material obligations under any statutory provisions concerning Taxes not covered elsewhere in this Section 6.9. To the Sellers´ Knowledge, the amount of Tax chargeable on the Group Companies during any Tax year within the Relevant Period has not to any material extent depended on any concession, agreement, dispensation or other formal arrangement with any Tax authority where either (i) the availability of any such arrangement will be prejudiced as a result of the acquisition or change of control of the Group Companies resulting from this Agreement, or (ii) the Group Companies have not acted in accordance with the terms of any such arrangement.

6.9.5	For the purposes of this Agreement,

6.9.5.1 “Tax Returns” shall mean any return, declaration, report or other document relating to Taxes to be filed with any Governmental Authority competent for Taxes, including, but not limited to, any schedule, exhibit or amendment thereof.

6.9.5.2 “Tax” or “Taxes” shall mean any kinds of taxes and similar assessments and charges as defined in Section 3 AO or in relevant provisions of applicable foreign law or tax equivalents (Steuerausgleichs- oder Steuerumlagezahlungen in steuerlichen Organschaftsverhältnissen), including, without limitation, federal, statutory, state, local, municipal and governmental duties, corporate income tax, trade tax, state tax, stamp duty, transfer tax, customs duty, registration tax, wealth tax, wage tax, value added tax, withholding taxes, real estate taxes, social security contributions (including the employee share of it) and any other form of taxation as well as any related fine, penalty, surcharge, costs or related interest or similar charges.

6.9.5.3 “Tax Audit” shall mean any audit, investigation or other proceeding regarding Taxes by any Governmental Authority.

6.10	Compliance with Laws

6.10.1	To the Sellers’ Knowledge, except as disclosed in Exhibit 6.10.1 hereof,

6.10.1.1 DIA REAL is acknowledged as qualified health care provider ("zugelassener Leistungserbringer") within the meaning of §§ 124, 126 SGB V. DIA REAL is generally entitled to payments by health insurances for its health care services and health care products provided to insured persons, firstly as qualified health care provider and secondly - especially but without limitation - pursuant to agreements within the meaning of §§ 125, 127 SGB V with various insurance companies, which are listed in
              Exhibit 6.10.1.1, and which list is current, correct and complete;

6.10.1.2 each Group Company is materially in compliance with applicable laws and all orders, judgments and decrees of any Governmental Authority applicable thereto;

6.10.1.3 none of the Group Companies has received any notice, summons or an official request of any kind from any national competition authority or the European Commission or from any authority in any other country, competent in competition and anti-trust matters, with respect to any aspect of the business and the businesses conducted by the Group Companies;

6.10.1.4 the Group Companies have not received any subsidies (Beihilfen) nor have they applied for subsidies; and

6.10.1.5 (i) none of the premises formerly owned or formerly or presently leased or used by the Group Companies as well as buildings and other structures (betriebliche
             Einrichtungen) contain pollution of soil, ground-water, ground air, building materials and (ii) all premises are free of any environmental contamination (Umweltbelastung)
             which could subject any of the Group Companies to any liability, (iii) with regard to the business of any of the Group Companies there are no environmentally relevant facts or conditions which can reasonably be expected to cause material losses, damages, expenses or liabilities for any Group Company.

6.11	Commercial Issues

6.11.1
The Group Companies are not a party to any contract which was entered into otherwise than in the ordinary course of business or which is not at arm´s length. To the Sellers´ Knowledge, none of the Group Companies is in default under any Material Agreement, mortgage, charge, lien or pledge.

6.11.2
To the Sellers´ Knowledge, neither the Sellers nor the Group Companies have been notified in writing that (i) any supplier of the Group Companies will cease supplying them after Closing, or (ii) any customer of the Group Companies will terminate, limit or withdraw its business with it after Closing.

6.11.3
None of the Group Companies either acts as a surety for or has issued any guarantee or provided any security in favor of any third party or the Sellers, or Sellers' Affiliates or agreed to do any of the foregoing, in each case except as in the ordinary course of business.

6.11.4
Except as listed in Exhibit 6.11.4, to the Sellers´ Knowledge, none of the Group Companies is party to non-compete, restrictive covenants or other agreements that restrict any of the Group Companies from operating the business as conducted on the Signing Date except for vertical restrictions under distributorship, agency, license agreements and alike agreements entered into in the ordinary course of business.

6.12	Conduct of Business after 31 December 2005

Except as disclosed in Exhibit 6.12 hereof, and except for transactions contemplated by, or any facts or events disclosed in, this Agreement, in the period between and including 31 December 2005 and the Signing Date, there has not been:

   6.12.1 any recapitalization or reorganization which materially changes the corporate structure of the Group;

   6.12.2 any declaration or payment of dividends by any of the Group Companies, any repayment of capital or distribution of reserves or capital, including any capital reduction at any of the Group Companies;

   6.12.3 any divestiture by any of the Group Companies of assets, except as in the ordinary course of business;

6.12.4 any capital expenditure by any of the Group Companies, by additions or improvements to property, plant or equipment, except as in the ordinary course of business;

6.12.5 any transaction entered into by any of the Group Companies outside the ordinary course of business;

6.12.6 any damage, destruction or other casualty loss (whether or not covered by insurance) to assets of the Group Companies that have, individually or in the aggregate, a fair market value in excess of EUR 25,000.

6.13	M&A Fees

None of the Group Companies has incurred during the period from 31 December 2005 until the Signing Date any liability or obligation to pay any fees or commissions to any broker, finder, or agent, including investment banking fees or any break-up or comparable fees with respect to, or due to, the transactions contemplated by this Agreement.

6.14	Material Agreements

  6.14.1 Exhibit 6.14.1 contains a complete and correct list of all written agreements (i) to which a Group Company is a party, (ii) which (a) in the 12 months preceding 31 August 2006 required payments by or to a Group Company (including, but not limited to, payments resulting from minimum purchase obligations (Mindestabnahmeverpflichtung) by a Group
             Company) in excess of EUR 100,000, in each case resulting from a primary contractual duty (primäre Hauptleistungsverpflichtung), or (b) under which such payments were made in the 12 months preceding 31 August 2006, (iii) the primary contractual duties (primäre Hauptleistungsverpflichtung) of which, as of the Signing Date, have not been completely fulfilled (nicht vollständig erfüllte Verträge) and (iv) which are not disclosed under any other Section of this Agreement (the “Material Agreements”).

  6.14.2 Except as listed in Exibit 6.14.2 (i), the respective Group Company has not terminated the Material Agreements and has not received a valid notice of termination by the respective counter-party and (ii) except as listed in Exhibit 6.14.2 (ii) no counterparty to any Material Agreement will have a right to terminate, or to change the conditions of, any
             Material Agreement solely as a result of the Sellers entering or consummating this Agreement.

6.15	Insurances

Exhibit 6.15 contains a complete and correct list of all insurance policies taken out by a Group Company. To the Sellers´ Knowledge, (i) all premium payments required under such insurance policies as of the Signing Date have been made and (ii) there has been no breach of any material terms of such insurance policies which will lead to any denial by the insurers of any right to insurance cover for insured incidents prior to the Signing Date.

6.16	Sellers’ Knowledge

For the purposes of this Agreement, “Sellers’ Knowledge” means only the actual knowledge (positive Kenntnis) of Seller 1 and Seller 2 after due inquiry of the managing directors (Gesch’ftsführer) of each of the Group Companies. Any knowledge of Seller 1 will be attributed to Seller 2 and vice versa.

7.	Sellers’ Separate Covenants

7.1	Sellers’ Covenants between Signing Date and Closing Date

From the Signing Date through the Closing Date, the Sellers shall, to the extent permitted by mandatory law (including, but not limited to, merger control rules) and any applicable agreements, cause each of the Group Companies, unless the Purchaser otherwise consents in writing,

    7.1.1  not to change or amend its articles of association (Gesellschaftsvertrag), except as required by law;

    7.1.2  to operate its business in a reasonable and prudent manner consistent with past practice;

    7.1.3  not to change materially its existing business organization and relations with its employees, customers and suppliers;

    7.1.4  not to sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties except in the ordinary course of business;

    7.1.5  not to assume, guarantee, endorse or otherwise become responsible (whether directly, indirectly, contingently or otherwise) for the obligations of, or make any loans or advances to, any person except in the ordinary course of business;

    7.1.6  not to enter into, terminate, cancel, amend, modify, alter or vary, in any material respect, any Material Agreement to which it is a party;

    7.1.7  except as in the ordinary course of business, not to grant any increase in wages, salaries, bonus or other remuneration of any employee or change the terms and conditions of their employment in any other respect except for termination for good cause (Kündigung aus wichtigem Grund);

    7.1.8  not to hire any new employees, except for replacement of employees on materially identical conditions;

    7.1.9  not to cancel, compromise on, release, assign or waive any claims or rights with a value in excess of EUR 50,000 in the individual case;

    7.1.10 not to commit to any capital investment, except for, in the individual case, (i) replacement investments under EUR 25,000 and (b) capital investments under EUR 10,000;

    7.1.11 not to make any material alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected (GAAP, as applicable), except as required by law or generally accepted accounting principles respectively; and

    7.1.12 upon request, grant the Purchaser reasonable access at normal business hours to the Group Companies for the purpose of enabling the Purchaser to monitor the Sellers´
               compliance with this Section 7.1.

7.2	Sellers’ Indemnities

    7.2.1  The Sellers shall indemnify and hold harmless the Purchaser and the Group Companies from any claims by Ms. Roberta McCaw against the Purchaser or the Group Companies in connection with her managing director position and/or employment for time periods after the Signing Date.

    7.2.2  Following the Closing Date, there will be no legal relationships between any of the Group Companies and any Seller or any Sellers´ Affiliates unless such legal relationships are expressly mentioned in this Agreement. The Sellers will indemnify and hold harmless the Purchaser from any claims of any of the Sellers’ or any of the Sellers´ Affiliates following the Closing Date.

    7.2.3 The Sellers shall indemnify and hold harmless the Purchaser or, at the discretion of the Purchaser, the Group Companies against any non-appealable Taxes due and payable by the Group Companies relating to periods until the Signing Date if and to the extent such Taxes have not been paid or accrued for in the Signing Date Financial Statements.
              Notwithstanding the Seller’s liability for

               Breaches pursuant to Section 6.9 above, the Seller may only be held liable once, either under the Seller’s liability for Breaches under Section 6.9 above or under the Seller’s indemnification obligation under this Section 7.2.3 with regard to the same subject matter and circumstances covered under both Sections 6.9 and 7.2.3.

7.3	Non-Competition and Non-Solicitation

    7.3.1The Sellers shall, and shall procure that their Affiliates will act accordingly, for a period of two years from the Closing Date, (i) not engage, directly or indirectly, in competition with the Business, (ii) not directly or indirectly solicit any present customers of the Group for the purpose of obtaining business in competition with the Business; (iii) directly or indirectly solicit, interfere with or endeavor to entice away from the Purchaser and its Affiliates (including after Closing the Group Companies) any person, firm or corporation dealing or doing business with the Purchaser or its Affiliates with respect to the Business; and (iv) not directly or indirectly solicit the services of any managing director or employee of DIA REAL or eu-medical, provided, however, that this Section shall not prohibit soliciting the employment of any individual who has been terminated by his or her employer and provided, further, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted at any such individuals shall not constitute solicitation for purposes of this Section. Nothing in this Section 7.3 shall prohibit the Sellers from holding ownership of an equity interest not greater than 15% of any class of securities in a publicly held company engaged in a business in competition with the Business. In case of a change of control at the level of either, or both, Seller(s), the obligations set forth in this Section 7.3.1. shall not apply to the controlling entity or entities after such change of control and its or their respective Affiliates other than such
            Affiliates of the Sellers that were Affiliates before such change of control occurred.

    7.3.2 For each breach of any of the obligations in Section 7.3.1 by an individual Seller such Seller undertakes to pay a contractual penalty in the amount of EUR 100,000. In case of an ongoing breach of such obligation every two weeks during which such breach is in existence shall constitute one breach for the purpose of such penalty. The maximum aggregate amount of any contractual penalties under this Section shall be limited to EUR 500,000. The enforcement of the penalty shall not restrict the Purchaser from resorting to other remedies, in particular, the right of the Purchaser to claim damages is not affected hereby. The penalty is credited against any damage claims based on the same breach.

7.4	Applicability of Section 8

For the avoidance of doubt, Section 8 shall apply to the obligations of this Section 7 mutatis mutandi.

8.	Liability of Sellers

8.1	Indemnification

    8.1.1  Subject to the provisions contained in this Section 8, the Sellers shall indemnify the Purchaser against any Losses suffered by the Purchaser or any of the Group Companies as a result of a breach of any of the Guarantee Statements or of any of the obligations of the Sellers under Sections 7.1 and 7.3 above or as a result of any of the indemnities under
                Section 7.2 above (hereinafter referred to as “Breach”).

    8.1.2  For the purposes of this Agreement, “Losses” shall mean all liabilities, reasonable costs and expenses and other damages in terms of Sections 249 et seq. BGB, including lost profits (entgangener Gewinn) (unless excluded in accordance with the remainder of this Section 8.1.2.), but excluding (i) consequential and indirect damages (Folgeschäden und mittelbare Schäden), (ii) frustrated expenses (vergebliche Aufwendungen) in terms of Section 284 BGB, unless explicitly guaranteed under this Agreement, (iii) internal and overhead costs, (iv) damages resulting from a failure to realize synergies between the Group Companies and the Purchaser and its Affiliates, (v) damages to goodwill and (vi) lost profits resulting from a failure to make alternative investments. Any Losses shall be computed net of (x) any present or future advantages and benefits (including avoided losses and savings and increases in value of any asset owned by any of the Group Companies or the Purchaser (Abzug neu für alt)) caused by the relevant Breach and (y) any amounts which are covered by insurance or which can otherwise be recovered from any third party, always provided that corresponding compensation payments are actually received after asserting a respective claim by a Group Company against an insurance or third party.

    8.1.3  If any of the Group Companies, the Purchaser or any Affiliate of the Purchaser is entitled to any benefit by refund, set-off or reduction of Taxes as a result of a Breach, the amount of any such benefits to be calculated on the basis of the Agreed Tax Rates and under the assumption that the Company is and will re-

                   main in a Tax paying position and to be discounted to the Signing Date at a rate of 5.5 % per annum (hereinafter referred to as an “Indemnification Tax Benefit”), then the Indemnification Tax Benefit shall reduce the Purchaser’s indemnification claim with respect to such Breach. In particular, without limitation, this shall apply to any Indemnification Tax Benefit resulting from a lengthening of any amortization or depreciation period, higher depreciation allowances or loss carry forwards or deductions.

8.1.4  Any indemnification of Losses will be treated as a reduction of the Initial Purchase Price.

8.2	Failure to Mitigate; Change of Accounting Principles; Retroactive Measures

The Sellers shall not be liable

    8.2.1  for any Losses if and to the extent that such Losses are attributable to a failure by the Purchaser to mitigate the Losses in terms of Section 254 BGB;

    8.2.2  for any Losses resulting from any change in the accounting and taxation principles or practices of any of the Group Companies initiated by the Purchaser, including, but not limited to, the methods of submitting Tax Returns, introduced after the Signing Date, except where such changes are made based on mandatory law; and

    8.2.3  for any Losses which are the result of a reorganisation or other measures with retroactive effect for Tax purposes with respect to periods ending prior to, or on, the Signing Date initiated by the Purchaser.

8.3	Losses or Tax Liabilities Reflected in the 2005 Financial Statements; Third Party Indemnification; Set-off with Tax Losses

    8.3.1  The Sellers shall not be liable for any Losses

(a) if and to the extent that such Losses are reflected as a write-off, value adjustment, liability or provision, including general adjustments (Pauschalwertberichtigungen) for the relevant risk category, in the 2005 Financial Statements or the Signing Date Financial Statements;

(b) if and to the extent that the aggregate amount of all Losses does not exceed the aggregate amount of (i) any specific provisions contained in the 2005 Financial Statements or the Signing Date Financial Statements for the specific Losses which may be reversed under the relevant accounting principles, (ii) any payments received on accounts receivable to the ex-

                                       tent such payments exceed the highest amount at which such accounts receivable were reflected in the 2005 Financial Statements or the Signing Date Financial Statements and (iii) any net proceeds from the sales of inventories with respect to which value adjustments have been made in the 2005 Financial Statements or the Signing Date Financial Statements to the extent that such net proceeds exceed the highest adjusted value of such inventories;

(c) if and to the extent that such Losses are the subject of a claim for repayment or indemnification against a third party which is fulfilled by such third party following a respective request;

(d) in relation to the Relevant Period which can be offset against entitlements resulting from Tax loss carry backs or Tax loss carry forwards to the extent the Tax losses relate to the Relevant Period; or

(e) if and to the extent that such Losses have been taken into account in the calculation of the Final Working Capital or Final Equity, as finally agreed between the Parties.

     8.3.2  Liabilities or accruals for Taxes shown in the 2005 Financial Statements or the Signing Date Financial Statements may be set-off and credited against any indemnification claim by  the Purchaser due to a Breach of any of the Guarantee Statements contained in Sections 6.9 or as a result of the indemnity in Section 7.2.3 above to the extent such liability or accrual refers to the Tax giving rise to such indemnification claim.

8.4	Matters Disclosed or Known to the Purchaser; Depot System

8.4.1
The Sellers shall not be liable for a Breach if and to the extent that the facts underlying the Breach have been disclosed to the Parent, the Purchaser or their respective advisors or representatives prior to the Signing Date, in particular, without limiting the generality of the foregoing, during the due diligence investigation conducted by or on behalf of the Purchaser, or the Parent, the Purchaser or their respective advisors or representatives otherwise know of such facts as of the Signing Date.

8.4.2
The Parties are aware of two judgments by the German Federal Supreme Court (Bundesgerichtshof) dated 2 June 2005 (case nos. I ZR 317/02 and I ZR 215/02) relating to whether and under which conditions so-called product “depots” (Ärztedepots) set up and maintained by doctors are permissible under German law (hereinafter referred to as the “BGH Judgments”). The Parties are also aware that a substantial part of the products distributed by the Group Companies is distributed through "depots" (the “Group Depot System”). The Parties believe that the Group Depot System is in compliance with German law, including the BGH Judgments. If the method of distribution of diabetes supplies through the Group Depot System may be deemed to be not in compliance with German law, including the BGH Judgments, the Parties agree that the Sellers shall not be liable for any Breach by virtue of that fact.

8.5	Threshold; Cap

    8.5.1  Each of the Sellers shall only be liable for any Losses arising from any breach of Guarantee Statements if such Losses, in each individual case, exceed an amount of EUR 50,000, and then only to the extent that all Losses, in the aggregate, exceed an amount of EUR 400,000 (hereinafter referred to as the “Threshold”), in which case the entire amount, not only the amount exceeding the Threshold, shall be recoverable by the Purchaser.

    8.5.2  The overall and aggregate liability of the Sellers with respect to any claims for any breach under or in connection with this Agreement shall be limited to an aggregate amount of
               30 % of the Initial Purchase Price.

    8.5.3  The limitations set forth in Section 8.5.1 and Section 8.5.2 do not apply to Breaches of the Guarantee Statements in Section 6.2.4 through 6.2.7, Section 6.3.1 through Section 6.3.3
              (Particulars of the Shares) and Section 6.9 (Taxes) as well as to the indemnities in Section 7.2. for which the overall and aggregate liability of the Sellers shall be limited to the
              Initial Purchase Price and to Section 6.2.1. through Section 6.2.3 for which the overall and aggregate liability of the Sellers shall be limited to the Initial Purchase Price plus 20%.

8.6	Periods of Limitation

    8.6.1  All claims by the Purchaser against the Sellers under or in connection with any Breach, shall become time-barred (verjähren) upon expiry of eighteen months after the Signing
              Date; provided, however, that (i) any claims by the Purchaser against the Sellers for a breach of the Guarantee Statements contained in Section 6.9 (Taxes) and the indemnity in
               Section 7.2.3 above shall become time-barred (verjähren) upon expiry of six months after receipt of a final tax assessment (bestandskräftiger Steuerbescheid) and (ii) that any claims by the Purchaser against the Sellers for a breach of the Guarantee Statements contained in Section 6.2 (Authorization of the Sellers and Organization of the Group) and
               Section 6.3.1 through Section 6.3.3 (Particulars of Shares) above and for a breach of the indemnities contained in Sections 7.2.1 and 7.2.2 shall become time-barred (verjähren) upon the expiry of three years after the Signing Date. Any other claims by the
               Purchaser against the Sellers under this Agreement shall become time-barred (verjähren) upon the expiry of three years after the Signing Date.

    8.6.2  The limitation periods pursuant to Section 8.6.1 above shall be extended (gehemmt) only in the event of the initiation of civil proceedings as defined in Section 204 (1) No. 1 BGB.
               In case of a re-initiation (Neubeginn) of the period of limitation as defined in Section 212 BGB, the new period of limitation shall be the longer of six months or the remainder of the initial period of limitation.

8.7	Indemnification Procedures

    8.7.1  In the event of any Breach, the Purchaser shall notify the Sellers thereof without undue delay (unverzüglich), but no later than four weeks after the Purchaser has knowledge of the facts underlying such Breach, describe the claim resulting therefrom in detail, to the extent feasible, set forth the estimated amount of such claim and set the Sellers a reasonable time limit to remedy the Breach.

     8.7.2  The Sellers shall only be liable to indemnify the Purchaser if (i) the Sellers are notified of the Breach and (ii) the Sellers fail to remedy the Breach within the time limit set by the
               Purchaser, in each case in accordance with Section 8.7.1.

    8.7.3  In the event any action, claim, demand or proceeding is asserted or announced against the Purchaser or any of the Group Companies (hereinafter referred to as the “Claim
             Addressee”) by any third party (including any Governmental Authority) (hereinafter the “Third Party Claim”) with respect to which the Purchaser intends to hold any of the
             Sellers liable under this Agreement, the Purchaser shall give the Sellers, or shall cause that the Sellers are given, the opportunity to decide if and to what extent they wish to defend the Claim Addressee against the Third Party Claim. The Sellers shall have the right to defend the Claim Addressee by all actions they deem appropriate and shall have, at any time, the sole power and discretion to direct and control such defense, including, but not limited to, avoiding, disputing, appealing, compromising, acknowledging or contesting any Third Party Claim; in particular, without limiting the generality of the foregoing, (i) the Sellers may direct, and participate in, all negotiations with the third party, appoint and instruct legal counsel and tax advisors and request that the Third Party Claim be litigated or settled in accordance with the instructions of the Sellers, and (ii) request that the Purchaser shall procure that the Group Companies provide the opportunity to the Sellers to take over the position as principal in all Tax Audits (hereinafter collectively referred to as the “Defense”). No action by the Sellers or their advisors or representatives in connection with the Defense shall be construed as an acknowledgement (whether express or implied) of any claim by the Purchaser under this Agreement or of any facts underlying such claim. For the avoidance of doubt, any Defense shall not unreasonably interfere with the Business and shall not cause any unreasonable burden on the Purchaser and the Group
              Companies.

    8.7.4  Any costs in connection with the Defense shall be borne by the Sellers; provided, however, that in no event shall the Sellers be liable for internal and overhead costs or costs of staff of any of the Group Companies or the Purchaser, and, in particular, without limiting the generality of the foregoing, of the Claim Addressee, incurred in the course of, or in connection with, or in relation to, the Defense.

    8.7.5 The Purchaser agrees, and shall cause each Group Company, (i) to fully cooperate with, and assist the Sellers in the Defense, (ii) to diligently conduct the Defense (if and to the extent the Sellers choose not to control and conduct the Defense themselves but allow the Purchaser or any Group Company, in particular, without limiting the generality of the foregoing, the Claim Addressee, to conduct the Defense) in order to mitigate Losses resulting from the Third Party Claim as far as possible, (iii) not to acknowledge or settle any
            Third Party Claim without the prior written consent of the Sellers, (iv) to provide the Sellers and their advisors (in particular, without limiting the generality of the foregoing, its legal counsel) and representatives access, upon reasonable advance notice and during normal business hours, to all relevant Books and Records, other information, premises
            (whether owned or leased by any of the Group Companies or the Purchaser) and personnel of any of the Group Companies or the Purchaser in connection with the Defense, (v) to allow the Sellers and their advisors (in particular, without limiting the generality of the foregoing, their legal counsel) and representatives to copy or photograph any assets, documents and Books and Records in connection with the Defense, (vi) to deliver to the Sellers without undue delay (unverzüglich) copies of all relevant orders (Bescheide), decisions, filings, motions, and other documents or electronic data of any Governmental Authority or any party to any negotiations or proceedings with respect to a Third Party
            Claim, and (vii) to give the Sellers reasonable opportunity to comment on and discuss with the Purchaser and any of the Group Companies, and, in particular, without limiting the generality of the foregoing, with the Claim Addressee, any steps which are necessary or appropriate to take or to omit in connection with the Defense, and to comment on and review any reports, documents or electronic data and to participate in all relevant audits and investigations, including, but not limited to, Tax Audits and social security audits, court hearings and any other meetings; it being understood that (iii) to (vii) above shall apply irrespective of whether or to what extent the Sellers choose to control and conduct the Defense themselves.

   8.7.6  The failure of any of the Purchaser or the Group Companies, in particular, without limiting the generality of the foregoing, of the Claim Addressee, to comply with any of the obligations with respect to a Third Party Claim under this Section 8.7 shall release the Sellers from any indemnification obligation with respect to such Third Party Claim if and to the extent the failure to comply contributed to, or resulted in an increase of, such Third Party Claim.

8.8	No Other Rights or Remedies

    8.8.1  The Sellers and the Purchaser agree that the rights, claims and remedies that the Purchaser or any of the Group Companies may have with respect to a Breach or any other violation by the Sellers of their obligations under this Agreement are limited to the rights and remedies explicitly provided for in this Agreement.

    8.8.2 Any and all rights, claims and remedies of any legal nature (other than the claim for specific performance (primäre Erfüllungsansprüche) and any indemnity claim explicitly provided for under this Agreement in case of a Breach) which the Purchaser or any of the Group Companies might otherwise have against the Sellers out of or in connection with the Sellers’ shareholding in the Group Companies and the sale thereof to the Purchaser, any of the Sellers’ indirect shareholding in any other of the Group Companies, this
             Agreement or the transactions contemplated hereby, shall be waived and excluded; in particular, without limiting the generality of the foregoing, the Purchaser hereby (x) waives any claims under (i) statutory representations and warranties (Sections 434 et seq. BGB), (ii) statutory, contractual or pre-contractual obligations (Sections 280 to 283, 311 BGB),
            (iii) frustration of contract (Section 313 BGB), or tort (Sections 823 et seq. BGB), and (y), except for the right to rescind this Agreement pursuant to Section 5.3. above, the
             Purchaser agrees that it shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect.

   8.8.3  The provisions in this Agreement limiting the liability of the Sellers shall not apply in case of liability due to willful misconduct (Vorsatz).

9.	Purchaser's Guarantees

The Purchaser and the Parent hereby guarantee to the Sellers, by way of an independent undertaking of guarantee (selbst’ndiges Garantieversprechen) in terms of Section 311 (1) BGB that the following statements are true as of the Signing Date and will be true as of the Closing Date:

9.1	Authorization of Purchaser

9.1.1
The Purchaser is a company with limited liability, duly incorporated, validly existing and in good standing under the laws of Germany. The Parent is a Naamloze Vennootschap, duly incorporated, validly existing and in good standing under the laws of the Netherlands. No insolvency or bankruptcy proceedings have been instituted against the Purchaser or the Parent nor do there exist any circumstances giving rise to the instigation of insolvency or bankruptcy proceedings against the Purchaser.

    9.1.2 The Purchaser and the Parent each have the corporate power and authority to enter into and perform this Agreement and have obtained all corporate authorizations to empower them to enter into this Agreement. Assuming Merger Control Clearance is obtained, the execution and delivery of, and the performance by the Purchaser and the Parent of their respective obligations under, this Agreement will not result in a breach of any provision of the articles of association of the Purchaser or any applicable laws and regulations, or result in a breach of any order, judgment or decree of any Governmental Authority or regulatory authority by which the Purchaser or the Parent is bound.

9.2	Sufficient Knowledge and Expertise

Each of the Purchaser and the Parent (either alone or together with its advisors and counsel) has sufficient knowledge and expertise in financial and business matters to enable it to evaluate the economic merits and risks of acquiring the Shares as contemplated by this Agreement.

10.	Purchaser's Covenants

10.1	Release from Commitments

Subject to the Closing, the Purchaser shall procure that, as from the Signing Date, the Sellers shall be unconditionally, finally and irrevocably released from any loans, bonds, notes, indemnities, suretyships, comfort letters or other commitments they may have given or made for the benefit of any of the Group Companies (hereinafter collectively referred to as the “Commitments” and each as a “Commitment”), including, for the avoidance of doubt, any obligations by any of the Sellers under any management incentive plan or bonus scheme entered into with the managing directors of the Group, to the extent those Commitments are listed in Exhibit 10.1 hereof. If and to the extent that the Purchaser and a Seller who has made a Commitment (hereinafter referred to as the “Committed Seller”), despite having used their best efforts, are unable to effect a full release and discharge of the Committed Seller due to the fact that the respective contract partner is unwilling to agree to a substitution of the Committed Seller by the Purchaser or any Affiliate of the Purchaser, then the Purchaser on the one hand and the Committed Seller on the other hand shall, in the internal relationship between themselves, place each other in the position they were in if the relevant Commitment had been transferred fully and irrevocably from the Committed Seller to the Purchaser or any Affiliate of the Purchaser on the Signing Date. The Purchaser shall, in this event, indemnify and hold harmless the Committed Seller (freistellen) from and against any and all obligations and liabilities (whether or not accrued or continued) of the Committed Seller under or resulting from any such Commitments, including all damages, losses, costs and expenses.

10.2	Tax Benefits

    10.2.1 The Purchaser shall procure that any Tax benefit other than an Indemnification Tax Benefit attributable to any period until the Signing Date received by any of the Group
               Companies by refund, set-off, reduction of taxes or otherwise (hereinafter referred to as a “Tax Benefit”) shall be paid to the Sellers´ Account within ten Business Days after such Tax Benefit has been received by any of the Group Companies, unless such Tax Benefit is shown in the 2005 Financial Statements or the Signing Date Financial Statements.

   10.2.2 Section 10.2.1 above shall apply mutatis mutandis to Indemnification Tax Benefits as far as they exceed the Purchaser’s indemnification claim as referred to in Section 8.1.3 above.

10.3	Access to Information

    10.3.1 From the Closing Date the Purchaser shall afford to the Sellers and their advisors and counsel and their representatives access, upon reasonable advance notice and during normal business hours, to Books and Records, as well as to other information, management, employees and auditors of any of the Group

                Companies as long as and to the extent necessary to any of the Sellers in connection with any audit, investigation, dispute or litigation. To the extent that any of the Sellers requires original documents, the Purchaser shall forward such Books and Records, or cause that such Books and Records be forwarded, to such Seller at such Seller’s expense, who shall return such Books and Records after the respective requirement to be in possession of original documents no longer applies.

    10.3.2 The Purchaser shall keep, and procure that the Group Companies keep, all Books and Records relating to any period of time prior to the Closing Date for the periods of time provided for under applicable mandatory law. The Purchaser agrees to cause the Group Companies to give the Sellers reasonable advance notice prior to transferring, discarding or destroying any Books and Records relating to any matters which may be relevant with respect to any indemnity obligation of any of the Sellers under this Agreement (in particular, without limiting the generality of the foregoing, with respect to any Tax matter relating to any Relevant Period) and, if and to the extent any of the Sellers so requests, to deliver such Books and Records to the Sellers at their expense. The provisions of this Section 10.3.2 shall apply mutatis mutandis should the Purchaser, or any of the Group
              Companies, intend to dispose of any Group Company or any Group Company’s business in whole or in part.

10.4	Cooperation

    10.4.1 The Parties agree to execute, or cause to be executed, all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement, unless the execution of such agreements and documents or the taking of such actions would cause an unreasonable hardship (Unzumutbarkeit) or unless the specific issue is provided for differently in this Agreement.

    10.4.2 The Parties shall not, and shall ensure that its Affiliates do not, enter into any transaction which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

10.5	Company Name

The Purchaser shall procure and guarantees that (i) a shareholders’ resolution regarding the change of the name of the Company is passed and registration thereof is applied for no later than one month after the Closing Date so that the company name no longer contains the term “Matria” and (ii) that the Company no longer uses the name “Matria” af-

ter the Closing Date in any other manner, except where bound to do so under mandatory law.

11.	Miscellaneous

11.1	Notices

All notices, requests and other communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or telecopy to the person at the address set forth below, or such other person or address as may be designated by the respective Party from time to time:

11.1.1 To the Sellers:

1850 Parkway Place,

Marietta, Georgia,

USA

Attn. General Counsel

each with a copy to: Latham & Watkins LLP, Attn. Christoph von Teichman, Warburgstrasse 50, 20354 Hamburg, Germany.

11.1.2 To the Purchaser and the Parent:

OPG Groep N.V.

Europalaan 2,

3526 KS Utrecht

Attn.: General Counsel

11.2  Costs, Taxes and Expenses

11.2.1 Subject to Section 11.2.2 below, the Purchaser shall bear all transfer taxes (including, but not limited to, real estate transfer taxes), stamp duties, fees (including, but not limited to, the fees for notarization of this Agreement), registration duties and other charges in connection with any regulatory requirements (including, but not limited to, merger control proceedings) and other charges and

               costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated thereby.

    11.2.2 Each Party and the Parent shall bear its own expenses, including, but not limited to, the fees of its advisors and counsel.

11.3	Public Disclosure

Neither party to this Agreement shall make any press release or similar announcement with respect to this Agreement or the transactions contemplated hereby, and each party to this Agreement shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the respective other Parties disclosed to it in connection with this Agreement or its implementation, except as otherwise agreed with the respective other party or parties to this Agreement, as the case may be, and except as may be required in order to comply with the requirements of applicable laws or stock exchange regulations. The Purchaser and the Sellers respectively shall procure that the Group Companies also comply with the obligations under this Section 11.3 before, respectively after the Closing Date.

11.4	Entire Agreement; Amendments; Waivers

    11.4.1 This Agreement (together with all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement which shall remain in full force and effect until the Closing Date and, should this
               Agreement be terminated pursuant to Section 5.3 above, beyond the date of such termination for the term provided for, if any, in the Confidentiality Agreement.

    11.4.2 Any amendment or supplement to or modification of this Agreement (together with all Exhibits hereto), including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable mandatory law. For the avoidance of doubt, this provision also applies to a waiver of any right or claim any party to this Agreement may have under this Agreement.

11.5	Assignments

The Purchaser may not assign, delegate or otherwise transfer any right or claim it may have under this Agreement without the written consent of the Sellers, always provided, however, that the Purchaser may assign all rights and obligations under this Agreement to one of its Affiliates, subject to its guaranteeing the performance by such Affiliate of any obligations under this Agreement so assigned.

11.6	Interpretation

    11.6.1 This Agreement is written in the English language (except that some or all of the Exhibits may be in the German language in whole or in part). Terms to which a German translation has been added in parentheses and italics shall be interpreted pursuant to the meaning assigned to them in German.

    11.6.2 For the purposes of any disclosure thresholds contained in any of the Guarantee Statements, any reference to EUR (Euros) shall include the equivalent in any foreign currency at the exchange rate officially determined in Frankfurt/Main, Germany, on the Signing Date, or, should the Signing Date not be on a Business Day, on the last Business Day before the Signing Date.

    11.6.3 The disclosure of any matter in this Agreement (including all Exhibits hereof) shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in an Exhibit hereof shall not be used to construe the extent to which disclosure is required (including, without limitation, any standard of materiality) pursuant to the provisions of this Agreement and, in particular, without limiting the generality of the foregoing, pursuant to any Guarantee Statement.

11.7	Definitions

The Index of Definitions contains a list of definitions of capitalized terms used in this Agreement, or references to the Sections hereof where such terms are defined.

11.8	Governing Law; Venue

    11.8.1 This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding the CISG, and further excluding its conflicts of laws provisions.

    11.8.2 Any disputes arising from, or in connection with, this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in the version effective on the Signing Date. The appointing authority shall be the President of the Higher Regional Court in Frankfurt am Main (Präsident des Oberlandesgerichts Frankfurt am Main).
               The number of arbitrators shall be three. The place of arbitration shall be Frankfurt am Main. The language to be used in the arbitral proceedings shall be English.

As far as an agreement on venue (Gerichtsstandsvereinbarung) can be validly entered into between the Parties, the ordinary courts (ordentliche Gerichte) competent for the City of Hamburg, Germany, shall be competent for any dispute, controversy or claim arising from or in connection with this Agreement.

11.9	Joint and Several Liability

For the purposes of this Agreement, the Sellers shall be joint and several debtors and joint creditors (G esamtschuldner und Gesamtgläubiger).

11.10	Parent Guarantee

The Parent hereby guarantees the performance by the Purchaser of all its obligations hereunder as if the same were incurred by the Parent as sole or principal debtor, and any claims under this Section 11.10 shall be fulfilled by the Parent on first demand (Garantie auf erstes Anfordern).

11.11	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable in whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.